Exhibit 1

ADB Systems International Ltd. 302 The East Mall, Suite 300 Toronto, ON M9B 6C7 Tel: 416 640-0400 / Fax: 416 640-0412 Website: www.adbsys.com (TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB SYSTEMS PROVIDES CORPORATE ACTIVITY UPDATE
Makes board change; extends customer relationships; enhances technology applications

Toronto, ON - October 3, 2005 - ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, today provided an activity update on recent operational, customer, and technology development activities.

Board Change
ADB announced that Jan Pedersen has resigned from the Company’s Board of Directors effective September 30, to devote more attention to and focus on operational activities of its Norwegian business unit. Mr. Pedersen remains an active member of ADB’s management team and the senior executive for the Company’s Norway business unit, which has enjoyed a number of successes in recent months.

Customer Activities
The Company also announced that it continues to advance its customer-related activities.

“Recent efforts have resulted in new customer wins with organizations such as Star Energy, a number of customized application development projects for BP, GE and Paramount Resources, and the expanded use of our technology within the National Health Service as evidenced by the deployment of our procurement capabilities within the Sandwell PCT, Luton and Dunstable trusts within the last few weeks,” said Jeff Lymburner, CEO of ADB Systems.

As part of these customer efforts, ADB also announced that it has extended the terms of a customer agreement with the State of Tennessee, which has used ADB’s asset management technology for more than 10 years.

Technology Enhancements
The Company also announced that it is proceeding on schedule with the next major release of ProcureMate, ADB’s electronic procurement application.

“We have devoted considerable resources and efforts to ensuring that our procurement technology stays at the leading edge,” Mr. Lymburner said “We believe the latest enhancements will allow us to tap into a market of organizations looking for greater cost savings and improved efficiencies from their purchasing activities.”

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ADB provides activity update/2

Currently in testing, ProcureMate’s significant new enhancements will make it easier than ever for organizations to automate the purchasing lifecycle and managed associated costs.

The new release is architected on the Microsoft .net platform and is fully integrated with ADB’s Workmate asset management suite. Vesta, Vinmonopolet and the NHS are among the organizations that have previously deployed and benefited from ADB’s electronic procurement capabilities.

About ADB Systems International Ltd.
ADB Systems International delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services. Current customers include BP, GE Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE. ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.). The company's shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forward-looking statements are subject to risks and uncertainties that may cause ADB’s ("the Company") results to differ materially from expectations. These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

Contact:
At ADB Systems International Ltd.
Joe Racanelli, Chief Marketing Officer
Tel: (416) 640-0400 ext. 273
E-mail: jracanelli@adbsys.com